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                                                                Exhibit (a)(iii)



                          QUADRANGLE ASSOCIATES II LLC
                               5 Cambridge Center
                                    9th Floor
                         Cambridge, Massachusetts 02142


                                 January 3, 2000




Dear Limited Partner:

         We are offering to acquire your units of limited partnership interest in Winthrop California Investors Limited Partnership, (your "partnership") for $2,000 per Unit in cash. Our offer is $500 per unit more than a recently filed competing offer being made by Sutter/Jamboree Acquisition Fund, LLC (the "Sutter Offer"). Enclosed for your review and consideration are documents relating to our Offer to purchase your Units. Our offer will expire at 12:00 midnight, New York City time on January 31, 2000 (unless extended by us).

         The general partners of your partnership are our affiliates. As a result of this affiliation, your partnership has indicated that it is remaining neutral and making no recommendation as to whether its limited partners should tender their Units in response to our Offer. Limited Partners are urged to read our offer to purchase and the related materials and the enclosed Schedule 14D-9 carefully and in their entirety before deciding whether to tender their units.

         HIGHEST OFFER TO DATE. Although not indicative of value, our Purchase Price is $500 per unit greater than the purchase price being paid in the Sutter Offer. You should evaluate our offer based on your own particular financial circumstances. We suggest that you review our offer to purchase with your personal financial and tax advisors.

         IF YOU TENDERED YOUR UNITS IN THE SUTTER OFFER, YOU MAY STILL TENDER YOUR UNITS TO US BY INITIALING THE BOX ON THE COVER OF THE LETTER OF TRANSMITTAL, SIGNING THE LETTER OF TRANSMITTAL ON PAGE THREE OF THE LETTER OF TRANSMITTAL AND DELIVERING THE LETTER OF TRANSMITTAL TO US BY NO LATER THAN THE EXPIRATION DATE OF THE SUTTER OFFER, UNLESS EXTENDED.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact us at (888) 448-5554.


                                   QUADRANGLE ASSOCIATES II LLC